Exhibit 5.1

October 20, 2020

Isoray, Inc.

350 Hills Street, Suite 106

Richland, WA 99354

Re:	Isoray, Inc., Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-236025)

Ladies and Gentlemen:

We have acted as counsel for Isoray, Inc., a Delaware corporation (the “Company”), in connection with: (i) the registration statement on Form S-3 (Registration No. 333-236025) filed on January 23, 2020 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”); (ii) the Prospectus Supplement, dated October 20, 2020 (the “Prospectus Supplement”), of the Company, filed with the Commission relating to the issuance and sale by the Company of an aggregate of 18,269,230 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and of warrants to purchase up to an aggregate of 9,134,615 shares of Common Stock, in accordance with that certain Underwriting Agreement, dated October 20, 2020 (the “Underwriting Agreement”), between the Company and Oppenheimer & Co. Inc., as representative of the several underwriters named therein (such shares of Common Stock are collectively the “Shares” and such warrants to purchase shares of Common stock are collectively the “Warrants”); and (iii) the current report on Form 8-K dated October 20, 2020 (the “Form 8-K”), pertaining to the Shares and the Warrants which will include this opinion letter as an exhibit and result in it being filed by the Company with the Commission as Exhibit 5.1 to the Registration Statement by incorporation by reference.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement.

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In addition, we have been furnished with and have examined originals or copies of the Registration Statement, the prospectus contained therein, the Prospectus Supplement, the Company’s charter documents, the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and Prospectus Supplement and the issuance of the Shares and the Warrants, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinions hereinafter expressed. In such examination, we assumed that the documents and instruments submitted to us have not been amended or modified since the date submitted and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Isoray, Inc.
October 20, 2020

As to facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and have not independently checked or verified the accuracy of such statements and representations. The opinions contained in this letter are expressed as of the date hereof, and we do not have, nor do we assume, any obligation to advise of any changes in any facts or applicable laws after the date hereof that may affect the opinions we express herein.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that all governing documents under which the Shares and the Warrants are to be issued will have been duly authorized, executed and delivered by all parties thereto, and the signatures on documents examined by us are genuine.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than the Company; (vii) the obligations of parties other than the Company to the Underwriting Agreement being valid, binding and enforceable; and (viii) the legal capacity of all natural persons.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments (including post-effective amendments) thereto, has or will have become effective (and will remain effective at the time of issuance of the Shares, the Warrants, and any shares of Common Stock issued upon exercise of the Warrants); (ii) the Company will issue and deliver the Shares, the Warrants, and any shares of Common Stock issued upon exercise of the Warrants in the manner contemplated by the Registration Statement and Prospectus Supplement; (iii) the resolutions authorizing the Company to issue, offer, and sell the Shares, the Warrants, and any shares of Common Stock issued upon exercise of the Warrants will have been duly adopted by the board of directors or other appropriate governing bodies of the Company and will be in full force and effect at all times at which the Shares and Warrants are offered, issued, and sold by the Company; and (iv) all Shares, Warrants, and shares of Common Stock issued upon exercise of the Warrants will be issued in compliance with applicable federal and state securities laws.

Isoray, Inc.
October 20, 2020

We have also assumed that (i) unless issued without certificates as permitted by Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”), the stock certificates to be issued to represent the Shares will conform to the specimen Shares certificate submitted to us; (ii) Shares will remain authorized and available for issuance; (iii) none of the Company’s charter documents, or the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and Prospectus Supplement and the issuance of the Shares, the Warrants, and any shares of Common Stock issued upon exercise of the Warrants, will be rescinded, amended, or otherwise modified prior to the issuance of the Shares or Warrants and no Shares or Warrants will be issued or other action taken in contravention of any applicable limit established pursuant to such resolutions from time to time; (iv) the Company will continue to be validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to issue and sell all such Shares, Warrants, and shares of Common Stock issued upon exercise of the Warrants at such time and will have received any required approval of any governmental authority or agency in connection therewith; (v) until such time, if ever, as the Company has $75 million or more in aggregate market value of voting and nonvoting common equity held by non-affiliates of the Company as of a date within 60 days prior to the date of the sale of the Shares and the Warrants, sales of the Shares and Warrants by the Company under the Registration Statement shall be subject to limitation pursuant to General Instruction I.B.6. to Form S-3. We have obtained from officers of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

The Shares and the Warrants to be sold pursuant to the Underwriting Agreement, and any shares of Common Stock issued upon exercise of the Warrants, have been duly authorized by necessary corporate action on behalf of the Company. The Shares, and any shares of Common Stock issued upon exercise of the Warrants, when issued and delivered by the Company pursuant to the Underwriting Agreement and the Warrants against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We are opining herein only as to applicable federal laws and the DGCL, the applicable provisions of the Delaware Constitution and any reported judicial decisions interpreting these laws and provisions. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. We are qualified to practice law only in the State of Arizona, and we do not purport to be experts on, or to express any opinion concerning, any law other than the laws of the State of Arizona, the corporate laws of the states of Delaware and Washington and applicable federal law of the United States of America. No opinion is expressed herein as to any matter governed by any law other than the federal laws of the United States of America, the corporate laws of the states of Delaware and Washington each to the extent specifically covered herein.

Isoray, Inc.
October 20, 2020

We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities laws.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, the Warrants, and any shares of Common Stock issued upon exercise of the Warrants or as to the effect that their performance of such obligations may have upon any of the matters referred to above. We are not expressing an opinion as to securities of any parties other than the Company.

Our opinions are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium, or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, by any covenants of good faith or fair dealing that may be implied, and by general principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and the Warrants while the Registration Statement is in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, By: /s/ Gallagher & Kennedy, P.A.